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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               EATON CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies: ............

(2) Aggregate number of securities to which transaction applies: ...............

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ...............................

(4) Proposed maximum aggregate value of transaction: ...........................

(5) Total fee paid: ............................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: ....................................................

(2) Form, Schedule or Registration Statement No.: ..............................

(3) Filing Party: ..............................................................

(4) Date Filed: ................................................................

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

NOTICE OF MEETING

The 2001 annual meeting of Eaton Corporation shareholders will be held Wednesday, April 25, at 10:30 a.m. local time at the Cleveland Marriott Downtown at Key Center, 127 Public Square, Cleveland, Ohio, for the purpose of:

1. Electing directors;

2. Ratifying the appointment of independent auditors; and

3. Considering reports and such other business as may properly come before the meeting.

These matters are more fully described in the following pages.

The record date for the meeting has been fixed by the Board of Directors as the close of business on February 26, 2001. Shareholders of record at that time are entitled to vote at the meeting.

By order of the Board of Directors

/s/ Earl R. Franklin

Earl R. Franklin
Secretary

March 16, 2001

--------------------------------------------------------------------------------

Your Vote Is Important

You may vote your shares electronically by using a toll-free telephone number or the Internet, as described on the proxy card, or you may mark, sign, date and mail your proxy card in the postage-paid envelope provided. We encourage you to file your proxy electronically if either of these options is available to you. The method by which you vote will not limit your right to vote in person at the Annual Meeting.

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

                                    CONTENTS

                                                  PAGE
                                                  ----
PROXY STATEMENT ................................     3

Proxy Solicitation .............................     3

Voting at the Meeting ..........................     3

Election of Directors ..........................     4

Board Committees ...............................     8

Compensation of Directors ......................    10

Executive Compensation .........................    11

Ratification of the Appointment of
  Independent Auditors .........................    19

Other Business .................................    20

Ownership of Outstanding Voting Shares..........    20

Future Shareholder Proposals ...................    22

Charter of Audit Committee .....................    22

PROXY STATEMENT

EATON CORPORATION
Eaton Center
Cleveland, Ohio 44114-2584
216-523-5000

----------------------------------------------

This proxy statement, the accompanying proxy form and Eaton's annual report for the year ended December 31, 2000 are scheduled to be sent to shareholders on or about March 16, 2001.

PROXY SOLICITATION

Eaton's Board of Directors solicits your proxy, in the form enclosed, for use at the 2001 annual meeting of shareholders and any adjournments thereof. The individuals named in the enclosed form of proxy have advised the Board of their intention to vote at the meeting in compliance with instructions on all forms of proxy tendered by shareholders and, where no contrary instruction is indicated on the proxy form, for the election of the individuals nominated to serve as directors and for ratification of the appointment of Ernst & Young LLP as independent auditors. These matters are described in the following sections of this proxy statement.

Any shareholder giving a proxy may revoke it by giving Eaton notice in writing or by facsimile, electronic mail, or other verifiable communication before the meeting or by revoking it at the meeting. All properly executed or transmitted proxies not revoked will be voted at the meeting.

In addition to soliciting proxies through the mail, certain employees may solicit proxies in person or by telephone or facsimile. Eaton has retained Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for a fee estimated at $7,000. Brokerage firms, nominees, custodians and fiduciaries may be asked to forward proxy soliciting material to the beneficial shareholders. All reasonable soliciting costs will be borne by Eaton.

VOTING AT THE MEETING

Each Eaton shareholder of record at the close of business on February 26, 2001 is entitled to one vote for each share then held. On February 26, 68,562,920 Eaton common shares (par value, 50c each) were outstanding and entitled to vote.

At the 2001 annual meeting, the inspectors of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and tabulate the results of shareholder voting. As provided by Ohio law and Eaton's Amended Regulations, Eaton shareholders present in person or by proxy at the meeting will constitute a quorum. The inspectors of election intend to treat properly executed or transmitted proxies marked "abstain" as "present" for these purposes. The inspectors will also treat as "present" shares held in "street name" by brokers that are voted on at least one proposal to come before the meeting.

Director nominees receiving the greatest number of votes will be elected directors. Votes withheld in respect of the election of directors will not be counted in determining the outcome of the election. Adoption of all other proposals to come before the meeting will require the affirmative vote of the holders of a majority of the outstanding Eaton common shares, which requirement is consistent with the general vote requirement in Eaton's Amended Articles of Incorporation. The practical effect of this vote requirement will be that abstentions and shares held in "street name" by brokers that are not voted in respect of those proposals will be treated the same as votes cast against those proposals.

As provided by Ohio law, each shareholder is entitled to cumulative voting rights in the election of directors if any shareholder gives written notice to the President or a Vice President or the Secretary of Eaton at least 48 hours before the time fixed for the meeting, requesting cumulative voting, and if an announcement of that notice is made at the beginning of the meeting by the Chairman or

Secretary, or by or on behalf of the shareholder who gave the notice. If cumulative voting is in effect with respect to an election of directors, each shareholder has the right to cumulate his or her voting power by giving one nominee that number of votes which equals the number of directors to be elected multiplied by the number of the shareholder's shares, or by distributing his or her votes on the same principle among two or more nominees, as the shareholder sees fit. If cumulative voting is in effect with respect to an election of directors, the individuals named in the proxy will vote the shares represented by the proxy cumulatively for those nominees that they may determine in their discretion, except that no votes will be cast for any nominee as to whom the shareholder giving the proxy has directed that his or her vote be withheld.

1. ELECTION OF DIRECTORS

The Board of Directors is presently composed of ten members. The terms of three directors will expire in April, 2001, and those directors have been nominated for re-election. Two of the nominees were elected at the 1998 annual meeting, and the other nominee, M.J. Critelli, was elected by the Board effective as of October 1, 1998. (See page 5.)

If any of the nominees become unable or decline to serve, the individuals named in the enclosed proxy will have the authority to appoint substitutes. But Eaton's management has no reason to believe that this will occur.

Following is biographical information about each nominee and each director.

NOMINEES FOR ELECTION TO TERMS ENDING IN 2004 OR WHEN THEIR SUCCESSORS ARE ELECTED AND HAVE QUALIFIED:


                              E. GREEN PHOTO                A. WILLIAM REYNOLDS PHOTO
M. J. CRITELLI PHOTO

MICHAEL J. CRITELLI, 52, is   ERNIE GREEN, 62, is founder,  A. WILLIAM REYNOLDS, 67, is
Chairman and Chief Executive  President and Chief           Chief Executive of the Old
Officer of Pitney Bowes       Executive Officer of EGI,     Mill Group, a private
Inc., a provider of           Inc., a manufacturer of       investment firm. Mr.
messaging and advanced        automotive components. He is  Reynolds is former Chairman
business communications       also President of Florida     of GenCorp Inc. He was
solutions. He was elected     Production Engineering,       Chairman of GenCorp from
Vice Chairman of Pitney       Inc., a subsidiary of EGI.    1987 to 1995 and Chief
Bowes in 1994. He was         He is a director of DP&L      Executive Officer from 1985
promoted to Vice Chairman     Inc., and Pitney Bowes Inc.   to 1994. Mr. Reynolds is a
and Chief Executive Officer   DIRECTOR SINCE 1995           director of Boise Cascade
of the corporation in 1996,                                 Corporation.
and became Chairman and                                     DIRECTOR SINCE 1987
Chief Executive Officer in
1997. Mr. Critelli is Vice
Chairman of the National
Urban League.
DIRECTOR SINCE 1998

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL APRIL 2002:


N. C. LAUTENBACH PHOTO        J. R. MILLER PHOTO            F. C. MOSELEY PHOTO           V. A. PELSON PHOTO

NED C. LAUTENBACH, 57, is a   JOHN R. MILLER, 63, is        FURMAN C. MOSELEY, 66, is     VICTOR A. PELSON, 63, is a
partner of Clayton, Dubilier  Chairman and Chief Executive  Chairman of Sasquatch         Senior Advisor to UBS
& Rice, Inc., a private       Officer of Petroleum          Publishing Company. He is     Warburg LLC, investment
equity investment firm        Partners, Inc., a provider    former President of Simpson   bankers. Before joining UBS
specializing in leveraged     of outsourcing services to    Investment Company, holding   Warburg in 1996, Mr. Pelson
buyouts, and Chairman and     the petroleum industry, and   company for Simpson Paper     was associated with AT&T
Chief Executive Officer of    is a director of Cambrex      Company and Simpson Timber    from 1959 to 1996, where he
Acterna Corporation. Before   Corporation and Waterlink,    Company. He was Chairman of   held a number of executive
joining Clayton, Dubilier,    Inc. From 1988 to 2000, he    Simpson Paper from 1969 to    positions, including Group
Mr. Lautenbach was            was Chairman and Chief        1995 and retired as           Executive and President
associated with IBM from      Executive Officer of TBN      President of Simpson          responsible for the
1968 until his retirement in  Holdings Inc., a buyout       Investment in 1995. Mr.       Communications Services
1998. At IBM, he held         firm. He was President,       Moseley is a director of      Group, Executive Vice
several executive positions,  Chief Operating Officer and   Owens Corning.                President and member of the
including Vice President,     a director of The Standard    DIRECTOR SINCE 1975           Management Executive
President of IBM Asia         Oil Company from 1980 to                                    Committee. At the time of
Pacific, Senior Vice          1986. Mr. Miller formerly                                   his retirement from AT&T,
President, Chairman of IBM    served as Chairman of the                                   Mr. Pelson was Chairman of
World Trade Corporation,      Federal Reserve Bank of                                     Global Operations and a
Senior Vice President and     Cleveland.                                                  member of the Board of
Group Executive, Sales and    DIRECTOR SINCE 1985                                         Directors. Mr. Pelson is a
Distribution, and was a                                                                   director of Dun &
member of IBM's Corporate                                                                 Bradstreet, Acterna
Executive Committee. He is a                                                              Corporation, United Parcel
director of Acterna                                                                       Service and Carrier 1
Corporation, Axcelis                                                                      International, S.A.
Technologies, Inc., Complete                                                              DIRECTOR SINCE 1994
Business Solutions, Inc.,
and Italtel, and a member of
the Boards of Trustees of
Fidelity Investments,
Fairfield University, the
Council on Foreign
Relations, and Naples
Philharmonic.
DIRECTOR SINCE 1997

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL APRIL 2003:


                              G. L. TOOKER PHOTO            D. L. McCOY PHOTO
A. M. CUTLER PHOTO

ALEXANDER M. CUTLER, 49, is   GARY L. TOOKER, 61, is a      DEBORAH L. MCCOY, 46, is
Chairman, Chief Executive     consultant to Morgan Stanley  Senior Vice President,
Officer and President of      Dean Witter Private Equity.   Flight Operations of
Eaton Corporation. Mr.        He is former Chairman and     Continental Airlines, Inc.
Cutler joined Cutler-Hammer,  Chief Executive Officer and   She joined Continental as a
Inc. in 1975, which was       is presently a director of    pilot in 1979, advanced
subsequently acquired by      Motorola, Inc., a             through several senior pilot
Eaton, and became President   manufacturer of electronics   positions to become Senior
of Eaton's Industrial Group   equipment. Mr. Tooker became  Director, Operations
in 1986 and President of the  Motorola's Chief Operating    Performance in 1994, Vice
Controls Group in 1989. He    Officer in 1988, President    President, Inflight and
advanced to Executive Vice    in 1990, Vice Chairman and    Standards Training and
President -- Operations in    Chief Executive Officer in    Performance in 1996, and
1991, was elected Executive   1993, Chairman in 1997, and   Vice President, Flight
Vice President and Chief      retired from Motorola in      Training and Inflight in
Operating                     1999. Mr. Tooker is a         1997. Ms. McCoy assumed her
Officer -- Controls in 1993,  director of Avnet, Inc. and   present position in 1999.
President and Chief           Axcelis Technologies, Inc.    DIRECTOR SINCE 2000
Operating Officer in 1995,    He serves on the Board of
and assumed his present       Trustees of Morehouse
position in 2000. Mr. Cutler  College.
is a director of Axcelis      DIRECTOR SINCE 1992
Technologies, Inc. and
KeyCorp.
DIRECTOR SINCE 1993

BOARD COMMITTEES -- The Board of Directors has the following standing committees: Audit, Compensation and Organization, Corporate Responsibility and Public Policy, Executive and Finance.

Audit Committee. The function of the Audit Committee includes assisting the Board in monitoring the integrity of the Company's financial statements and its systems of internal accounting and financial controls and the independence and performance of the Company's internal and independent auditors.

The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter annually; reviews the annual audited financial statements with management and the independent auditors before publication, including major issues regarding accounting and auditing principles and practices, and the adequacy of internal controls and recommends to the Board the inclusion of the financial statements in the annual report on Form 10-K; reviews significant financial reporting issues and judgments made in the preparation of the Company's annual financial statements; reviews major changes to auditing and accounting principles and practices; reviews legal matters that may have a material impact on the Company's financial statements; meets with management to review the Company's major financial risk exposures and the steps taken to monitor and control them; recommends the appointment of the independent auditors, who are accountable to the Committee and the Board; approves fees for the audit services of the independent auditors; obtains periodic written statements from the independent auditors delineating all relationships between the auditors and the Company and discusses these statements with the auditors; evaluates, along with the Board, the performance of the independent auditors, and if deemed proper, recommends the replacement of the independent auditors; reviews the appointment and any replacement of the Company's Director-Audits; meets with the Director-Audits and independent auditors prior to the annual audit to review the scope, planning and staffing of the audit; discusses with the independent auditors matters relating to the Company's annual audit and quarterly reviews, including the independent auditors' judgment about the quality of the Company's accounting principles applied in its financial reporting; reviews with the independent auditors problems or difficulties encountered by the auditors, any management letter provided by the auditors, and the Company's response to the letter; reviews with management and the independent auditors the Company's quarterly financial statements prior to the filing of each Form 10-Q report; meets at least annually with the Company's chief financial officer, Director-Audits, and independent auditors in separate executive sessions; and prepares the report to be included in the Company's annual proxy statement. The Audit Committee held three meetings in 2000. Present members are Ms. McCoy and Messrs. Miller, Moseley and Pelson.

Compensation and Organization Committee. The functions of the Compensation and Organization Committee include recommending and attracting qualified candidates as director nominees, recommending the number of directors to serve for each ensuing year, reviewing and recommending changes in the functions and responsibilities of each of the Board's committees, reviewing proposed organization or responsibility changes at the officer level, evaluating the performance of the Chief Executive Officer and reviewing the performance evaluations of the other elected officers, reviewing succession planning for key officer positions and recommending the individual to assume the position of Chief Executive Officer if that position becomes vacant due to unforeseen circumstances. The committee is also responsible for recommending to the Board of Directors the salary of each elected officer and the retainer and attendance fees and other compensation to non-employee directors, reviewing awards to elected officers under the Executive Incentive Compensation Plan and the aggregate amount of awards under the Plan, adjusting that amount as appropriate within the terms of the Plan, establishing and subsequently determining the attainment of performance objectives under the Company's long-term incentive compensation plans, administering stock option plans and reviewing compensation and benefit plans as they relate to key employees to confirm that those plans remain equitable and competitive, as well as maintaining a program to analyze and recommend such plans for the long range, and preparing an annual report for the Company's proxy statement regarding executive compensation. The Compensation and Organization Committee held six meetings in 2000. Present members are Messrs. Critelli, Green, Lautenbach, Reynolds and Tooker.

The Compensation and Organization Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any Eaton shareholder. Any shareholder wishing to recommend an individual as a nominee for election at the annual meeting of shareholders to be held in 2002 should send a signed letter of recommendation, to be received before November 2, 2001, to the following address: Eaton Corporation, Eaton Center, Cleveland, Ohio 44114-2584, attention Corporate Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as a brief biographical history setting forth past and present directorships, employments, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director.

Corporate Responsibility and Public Policy Committee. The function of the Corporate Responsibility and Public Policy Committee is to provide oversight regarding significant public issues of concern with respect to the Company's relationships with shareholders, employees, customers, competitors, suppliers and the communities in which the Company operates, including such areas as ethics, environmental, health and safety issues, diversity and equal employment opportunity, community relations, government relations, charitable contributions, shareholder and investor relations and the Eaton Philosophy -- Excellence through People. The Corporate Responsibility and Public Policy Committee held two meetings in 2000. Present members are Ms. McCoy and Messrs. Critelli, Green, Miller and Moseley.

Executive Committee. The functions of the Executive Committee include all of the functions of the Board of Directors other than the filling of vacancies in the Board of Directors or in any of its committees. The Executive Committee acts upon matters requiring Board action during the intervals between Board meetings. It did not meet in 2000. Mr. Cutler is a member for the full twelve-month term, and each of the non-employee directors serves a four-month term.

Finance Committee. The functions of the Finance Committee include the periodic review of the Company's financial condition and the recommendation of financial policies, analyzing Company policy regarding its debt-to-equity relationship, reviewing and making recommendations regarding the Company's dividend policy, reviewing the Company's cash flow, proposals for long- and short-term debt financing and the risk management program, meeting with and reviewing the performance of management pension committees and any other fiduciaries appointed by the Board for pension and profit-sharing retirement plans and reviewing those plans and recommending modifications to them. The Finance Committee held two meetings in 2000. Present members are Messrs. Lautenbach, Miller, Pelson, Reynolds and Tooker.

The Board of Directors held eight meetings in 2000. All directors attended at least 75% of the meetings of the Board and its committees except for Mr. Lautenbach, who attended 69%. The average rate of attendance for all directors was 95%.

AUDIT COMMITTEE REPORT -- The Audit Committee of the Board of Directors is responsible to assist the Board in monitoring the integrity of the Company's financial statements and its system of internal accounting controls and financial controls and in monitoring the independence and performance of the Company's internal and independent auditors. The Committee is comprised of four Directors, all of whom are independent under the listing standards of the New York Stock Exchange.

The Board of Directors adopted a new charter for the Committee on April 26, 2000. A copy of the charter is attached as an Appendix to this Proxy Statement.

In carrying out its responsibilities, the Audit Committee has reviewed, and has discussed with the Company's management, the Company's 2000 audited financial statements.

The Committee has discussed with Ernst & Young LLP, the Company's independent outside auditors, the matters required to be discussed by generally accepted auditing standards.

The Committee has also received the written disclosures from Ernst & Young regarding their independence from the Company and its management that are required by the Independence Standards Board, has discussed with Ernst & Young their independence and has considered the compatibility of their services, other than their audit services referenced in the following sentence, with their independence. For 2000, Ernst & Young audit fees relating to the audit of the Company's annual financial statements and review of the Company's quarterly financial statements were $3.8 million. Ernst & Young fees for financial information systems design and implementation were $0, and fees for all other services were $18.9 million. Fees for all other services included audit related services of $4.9 million, tax related services of $13.5 million and other nonaudit services of $0.5 million. Audit related services generally include fees for statutory and employee benefit plan audits, business acquisitions, and SEC registration statements, and tax related services generally include tax and employee benefit plan compliance, and tax consulting.

Based upon the Committee's reviews and discussions referred to above, and in reliance upon them, the Committee has recommended to the Board of Directors that the Company's audited financial statements for 2000 be included in the Company's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission, and the Board has approved their inclusion.

Respectfully submitted to the Company's shareholders by the Audit Committee of the Board of Directors.

Furman C. Moseley, Chairman
Deborah L. McCoy
John R. Miller
Victor A. Pelson

COMPENSATION OF DIRECTORS -- Employee directors are not compensated for their services as directors. Non-employee directors receive an annual retainer of $40,000, an annual retainer of $5,000 for serving as chairman of any standing committee of the Board, a fee of $1,500 for each Board meeting attended and for attendance at any special presentation on non-Board meeting days, and a fee of $1,000 for each Board committee and shareholder meeting attended.

Non-employee directors first elected before 1996 may defer payment of their annual fees not to exceed $30,000 at a rate of interest specified in their deferred compensation agreements. The rate of interest is based upon the number of years until a director's normal retirement date and, in general, is higher than prevailing market rates. All non-employee directors may defer payment of their fees at a rate of return which varies, depending on whether the director defers the fees as retirement compensation or as short-term compensation. At least 50% of retirement compensation, or any greater portion which the director elects, is converted to share units and earns share price appreciation and dividend equivalents. The balance of retirement compensation earns 10-year Treasury note returns plus 300 basis points. Short-term compensation earns 13-week Treasury bill returns. These arrangements provide for accelerated lump sum or installment payments upon a failure by the Company to pay or termination of service in the context of a change in control of the Company.

Under the Company's 1998 Stock Plan, as approved by the shareholders, each person who on April 22, 1998 or thereafter becomes a non-employee director automatically is granted a stock option for 5,000 shares upon the date of his or her election. So long as each non-employee director continues to serve in that capacity, beginning in the year after the director receives his or her initial grant, he or she is automatically granted an option for a number of shares equal to the quotient resulting from dividing (i) four times the annual retainer for each non-employee director in effect on the granting date, by (ii) the closing price of an Eaton common share on the New York Stock Exchange Composite Transactions on the last business day immediately preceding the granting date. The granting date is the Tuesday immediately before the fourth Wednesday of each January.

Upon leaving the Board, non-employee directors who were first elected prior to 1996 are eligible to receive an annual benefit, as described below. For Board service of at least five years, eligible directors receive an annual benefit equal to the annual retainer in effect at the time the directors leave the Board. Eligible directors having fewer than five years but more than one year of Board service at the time of their Board retirement receive a proportionately reduced annual benefit. The annual benefit is paid for the lesser of ten years or life. The present value of payments under this plan will be paid in a lump sum upon a "proposed change in control" of the Company, unless otherwise determined by a committee of the Board. Directors who are first elected in 1996 or later are not eligible to receive the annual benefit.

EXECUTIVE COMPENSATION -- The following table summarizes the total compensation of the two individuals who served as Chief Executive Officer of Eaton and the five other most highly compensated executive officers for fiscal year 2000. The table also summarizes compensation of the named executive officers for fiscal years 1999 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                    ----------------------
                                                                                     AWARDS      PAYOUTS
                                                                                    --------    ----------
                                                                                     STOCK        LONG-
                                          ANNUAL COMPENSATION           OTHER       OPTIONS        TERM       ALL OTHER
                                      ----------------------------      ANNUAL      (SHARES)    INCENTIVE    COMPENSATION
    NAME AND PRINCIPAL POSITION       YEAR    SALARY      BONUS      COMPENSATION     (1)        PAYOUTS         (2)
-------------------------------------------------------------------------------------------------------------------------

A. M. Cutler                          2000   $797,940   $  636,043        $0        104,553     $  929,978     $ 39,128
  Chairman, Chief Executive           1999    695,040      914,250         0         87,127        792,576       26,944
  Officer and President               1998    640,040      715,479         0         41,821        793,221       26,034

S. R. Hardis                          2000   $583,345   $  462,231        $0        174,255     $1,090,672     $519,499
  Chairman and Chief Executive        1999    946,700    1,345,612         0        145,212      1,139,253      777,437
  Officer (Retired)                   1998    866,680    1,053,531         0         69,702      1,130,481      449,931

R. W. Carson                          2000   $383,360      257,489        $0        104,554     $        0     $ 23,849
  Senior Vice President and Group     1999    263,654       66,413         0         38,336              0        7,653
  Executive -- Cutler-Hammer

A. T. Dillon                          2000   $386,680   $  225,834        $0         29,042     $  399,349     $ 28,361
  Executive Vice President -- Chief   1999    350,000      390,421         0         34,851        372,730       21,853
  Financial and Planning Officer      1998    320,000      300,477         0         17,426        349,332       23,890

T. W. O'Boyle                         2000   $429,360   $  214,574        $0         23,234     $  434,731     $ 28,849
  Senior Vice President and Group     1999    400,340      441,427         0         34,851        414,037       21,489
  Executive -- Truck Components       1998    366,000      394,072         0         17,426        348,331       25,443

L. M. Oman                            2000   $359,040   $  125,788        $0         10,455     $  340,356     $ 53,028
  Vice President -- Supplier          1999    359,040      248,708         0         15,102        367,063       24,946
  Resource Management (Retired)       1998    347,680      252,206         0         17,426        348,331       26,946

B. R. Bachman(3)                      2000   $500,010   $  415,831        $0         23,234     $  722,353     $ 27,373
  Former Senior Vice President        1999    380,040      364,657         0         40,659        414,037       14,560
  and Group Executive -- Hydraulics,  1998    355,020      299,495         0         19,749             --       24,788
  Semiconductor Equipment and
  Specialty Controls
-------------------------------------------------------------------------------------------------------------------------

(1) Adjusted to reflect the spin-off of the Company's ownership interest in Axcelis Technologies, Inc.

(2) All Other Compensation contains several components. The Eaton Corporation Share Purchase and Investment Plan permits an employee to contribute from 1% to 6% of his or her salary to the matching portion of the plan. Eaton makes a matching contribution which, except in special circumstances, ranges between $.25 and $1.00 for each dollar contributed by the participating employee, as determined under a formula designed to reflect Eaton's quarterly earnings per share. The amount the Company contributed during 2000 for the named executive officers was as follows: S.R. Hardis, $10,348; A.M. Cutler, $9,790; R.W. Carson, $7,479; B.R. Bachman, $9,840; A.T. Dillon, $9,840; T.W. O'Boyle, $9,536; and L.M. Oman, $8,995. The Company maintains plans for the deferral of incentive compensation. Earnings on such deferrals which are above rates established by the Internal Revenue Service are disclosed in this table. Those earnings during 2000 for each of the named executive officers were as follows: S.R. Hardis, $462,120; A.M. Cutler, $11,491; R.W. Carson, $0; B.R. Bachman, $0; A.T. Dillon, $3,827; T.W.
    O'Boyle, $1,988; and L.M. Oman, $11,421. Under a Company program, each executive officer may acquire an automobile at an approximate cost to the Company for each of the named executive officers for 2000 as follows: S.R. Hardis, $17,031; A.M. Cutler, $12,362; R.W. Carson, $13,120; B.R. Bachman,
    $13,031; A.T. Dillon, $12,440; T.W. O'Boyle, $12,505; and L.M. Oman,
    $28,133. The Company provides certain executives, including the named executive officers, with the opportunity to acquire individual whole-life insurance. The annual premiums paid by the Company during 2000 for each of the named executive officers were as follows: S.R. Hardis, $30,000; A.M. Cutler, $5,485; R.W. Carson, $3,250; B.R. Bachman, $4,502; A.T. Dillon, $2,254; T.W. O'Boyle, $4,820; and L.M. Oman $4,479. Each executive officer is responsible for paying individual income taxes due with respect to the Company's automobile and insurance programs.

(3) In 2000 the Company reorganized its semiconductor equipment operations into an independent, publicly held company, Axcelis Technologies, Inc. The reorganization involved an initial public offering for approximately 18% of Axcelis Technologies common stock in July 2000, and a distribution in December 2000 of the balance of the Company's ownership in Axcelis Technologies to Eaton shareholders. A substantial portion of Mr. Bachman's annual compensation for 2000 related to his service as Vice Chairman and Chief Executive Officer of Axcelis Technologies. At the time of the initial public offering, Mr. Bachman was granted an option to purchase 909,100 shares of Axcelis Technologies common stock at the initial public offering price of $22.00 per share. Upon completion of the distribution of the remaining Eaton ownership in Axcelis Technologies, all options to purchase Eaton common shares held by Mr. Bachman were cancelled. Axcelis Technologies granted Mr. Bachman options to purchase Axcelis Technologies common stock intended to replace the vested Eaton options so cancelled.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES -- The following table contains information concerning the exercise of stock options during fiscal year 2000 and the value of unexercised stock options at the end of fiscal year 2000 with respect to the named executive officers.

                                                                                    TOTAL VALUE OF
                                                      TOTAL NUMBER OF                UNEXERCISED,
                                                    UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                       SHARES                             HELD AT                       HELD AT
                     ACQUIRED ON                      FISCAL YEAR END               FISCAL YEAR END
                      EXERCISE       VALUE      ---------------------------   ---------------------------
       NAME              (#)        REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------------------------------------------------------

A. M. Cutler           32,711      $1,194,369     274,761        306,398      $3,626,807     $  763,216
S. R. Hardis           27,416       1,024,824     354,069        486,462       4,127,961      1,066,972
R. W. Carson                0               0      41,694        101,196          92,114        248,590
A. T. Dillon            9,468         353,463     102,578        116,286       1,144,088        249,593
T. W. O'Boyle               0               0     110,729        116,286       1,132,864        247,893
L. M. Oman              6,787         212,896     105,852        110,025       1,175,603        231,637
B. R. Bachman               0               0           0              0               0              0
---------------------------------------------------------------------------------------------------------

OPTION GRANTS -- The following table gives information concerning grants of stock options made during fiscal year 2000 to each of the named executive officers. No stock appreciation rights were granted during fiscal year 2000.

                                      INDIVIDUAL GRANTS
                       ------------------------------------------------
                                     PERCENT OF
                                       TOTAL
                        NUMBER OF     OPTIONS                             POTENTIAL REALIZABLE VALUE AT ASSUMED
                       SECURITIES    GRANTED TO                                ANNUAL RATES OF STOCK PRICE
                       UNDERLYING    EMPLOYEES    EXERCISE                    APPRECIATION FOR OPTION TERM
                         OPTIONS     IN FISCAL    OR BASE    EXPIRATION   -------------------------------------
        NAME           GRANTED (#)    YEAR(1)      PRICE        DATE      0%          5%              10%
---------------------------------------------------------------------------------------------------------------

A. M. Cutler              58,085        3.46%      $61.52       1/25/10   $0    $    2,251,235   $    5,681,689
A. M. Cutler(2)           46,468        2.76%       59.61       8/01/10    0         1,745,073        4,404,232
S. R. Hardis             174,255       10.38%       61.52       1/25/10    0         6,753,706       17,045,066
R. W. Carson              23,234        1.38%       61.52       1/25/10    0           900,494        2,272,676
R. W. Carson(3)           81,320        4.84%       70.85       4/25/10    0         3,629,759        9,160,820
A. T. Dillon              29,042        1.73%       61.52       1/25/10    0         1,125,598        2,840,796
T. W. O'Boyle             23,234        1.38%       61.52       1/25/10    0           900,494        2,272,676
L. M. Oman                10,455        0.62%       61.52       1/25/10    0           405,211        1,022,675
B. R. Bachman             23,234        1.38%       61.52       1/25/10    0           900,494        2,272,676
All Shareholders(4)          N/A         N/A          N/A           N/A    0     2,652,995,159    6,695,654,450
---------------------------------------------------------------------------------------------------------------

(1) Based on a total of 1,678,242 options granted to all employees. As granted, one-third of the options become exercisable upon each of the first, second and third anniversary of the date of grant.

(2) This option was granted to Mr. Cutler on August 1, 2000, upon his promotion to Chairman and Chief Executive Officer.

(3) This option was granted to Mr. Carson on April 25, 2000, in recognition of the fact that he had not been granted a stock option award when he originally became an officer, he had recently been promoted to a position with significantly broader operating responsibilities, and the total number of his outstanding options was significantly less than the total of other officers with similar responsibilities. Of this grant, options for 40,660 shares will become exercisable upon achievement of specified conditions regarding returns on sales by the Cutler-Hammer business unit and manufacturing profit by the Cutler-Hammer Engineering Services and Systems Operations.

(4) At the assumed annual rates of stock price appreciation of 0%, 5% and 10%, at a base price of $61.52, the value of all 68,450,966 shares outstanding on January 31, 2001, would increase by the amounts shown. There can be no assurance that the market price of Eaton shares will increase in the future.

--------------------------------------------------------------------------------

LONG-TERM INCENTIVE PLAN AWARDS -- The following table gives information regarding long-term incentive plan awards made during fiscal year 2000 to each of the named executive officers.

                                            PERFORMANCE
                                              OR OTHER     ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                             NUMBER OF         PERIOD                 PRICE BASED PLANS
                              SHARES,          UNTIL       ----------------------------------------
                             UNITS OR        MATURATION      THRESHOLD       TARGET       MAXIMUM
          NAME            OTHER RIGHTS(1)    OR PAYOUT       (SHARES)       (SHARES)     (SHARES)
---------------------------------------------------------------------------------------------------
A. M. Cutler                   8,422          4 years          4,211          8,422        16,845
S. R. Hardis                  12,488          4 years          6,244         12,488        24,977
R. W. Carson                   5,867          4 years          2,933          5,867        11,733
A. T. Dillon                   5,809          4 years          2,904          5,809        11,617
T. W. O'Boyle                  5,867          4 years          2,933          5,867        11,733
L. M. Oman                     2,556          4 years          1,278          2,556         5,111
B. R. Bachman                  4,298          4 years          2,149          4,298         8,597
---------------------------------------------------------------------------------------------------

(1) These units were awarded during 2000 under the Company's long-term incentive plan at a target price per unit of $61.248. The actual, final value of the units will be determined after the completion of the four-year award period based upon the achievement of corporate and individual performance goals. The corporate goals relate to cash flow return on gross capital and growth in earnings per Company common share. Payouts are made in cash, unless the executive has elected to defer receipt of the payment under the Company's long-term deferral plan.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT -- The Committee, consisting of five non-employee directors, met six times in 2000. The Committee has adopted several fundamental compensation policies which have been endorsed by the Board of Directors. It is Committee policy that executive compensation must to a large extent be at risk, in the sense of being dependent on achieving rigorous Company, business unit and individual performance objectives that are designed to enhance shareholder value. It is also Committee policy that executive compensation must be competitive in the employment marketplace in order to allow the Company to attract, motivate and retain highly qualified executives, and that it must fairly reflect, in the judgment of the Committee, accomplishments and responsibilities within the Company.

The administration of the Company's executive compensation is consistent with these policies. This is confirmed by studies of Company and industry practices conducted for the Committee at least every two years with the assistance of a nationally recognized consulting firm, the results of which are summarized for the Board of Directors. Based on the study conducted during 1999 and the consulting firm's recommendations, the Committee has established annual guidelines designed to limit the dilutive effect of the Company's stock option grants. Further, the Committee has adjusted the performance goals under the Company's short-term incentive plan to insure that the performance metrics are aligned with the Company's earnings growth objectives. Sixty-three percent of the 2000 aggregate cash compensation of the executive officers named in the compensation table was based directly on specific financial performance objectives. For 2000, the Committee established base salary at approximately the median range of compensation paid by similar companies included in the survey data bases of several nationally recognized compensation consulting firms. The Committee also established short-term and long-term incentive opportunities and stock option grants at approximately the median range, with provisions for larger payments if the Company achieves superior performance and for smaller payments if the Company does not achieve target performance.

Salary -- In setting executive salaries, the Committee uses input from outside sources as noted above and management recommendations for individual adjustments. In judging performance, the Committee considers performance against annual plans, accomplishment of other objectives and the financial results of similar companies. The Company also normally considers factors such as initiative and leadership, as well as time in position, experience, knowledge and level of competitive compensation in the marketplace.

Consistently effective individual performance is a threshold requirement for any salary increase. The Committee considers these same factors when preparing its recommendations for base salary adjustments for the Company's Chairman and Chief Executive Officer. The Committee's recommendations for 2000 salary adjustments were based upon these considerations and accepted by the Board of Directors.

Short-Term Incentives -- Annual performance awards, including those paid in 2000, are based on percentages of salary range midpoints and depend on whether the Company has achieved predetermined levels of cash flow return on gross capital employed in the business ("CFR"), individual performance ratings, business unit performance (for operating managers) and Committee discretion. CFR correlates well with corporate performance and is a measure easily understood by incentive compensation plan participants. The Committee also believes that, over time, consistently high CFR provides a good statistical correlation with sustained high stock market valuation. No payments are made unless the Company achieves the predetermined CFR levels, as it did in 2000. As noted, the performance metrics for this Plan have been calibrated to support the Company's EPS growth targets. Individual performance ratings take into account factors such as unanticipated challenges and opportunities, actual performance against profit plan, personal objectives, general economic conditions and the performance of other large industrial corporations. Individual ratings emphasize pay for performance, and may result in payments ranging from zero to 150% of the amount otherwise payable. The Committee may adjust the total amount available for payment under the Plan up or down by 20%. For 2000, it increased the total amount available by two percent. Executives may defer payment of their bonuses. Amounts deferred until retirement earn the greater of share price appreciation and dividend equivalents or 13-week Treasury bill returns. Amounts deferred for shorter periods earn Treasury bill returns.

Long-Term Incentives -- Long-term incentives are granted annually. Their value depends on whether the Company achieves aggressive performance objectives during the four years following a grant. For award periods beginning before 1998, these objectives were expressed in terms of CFR. For award periods beginning in 1998, the Committee significantly raised the performance hurdle, which is now expressed as a combination of CFR, growth in earnings per share and a discretionary assessment of individual performance. The performance objectives are established by the Committee based upon a review with management of the Company's past performance in comparison to that of its peer group companies and the Company's strategic objectives and annual business plans. For the 1997-2000 award period, the Company substantially exceeded the target objectives established for that period and, consistent with the Plan, payments were made in cash. For award periods beginning in 1998, the Committee recently amended the Plan to express individual incentive targets in phantom share units, to be paid in cash, instead of shares. Final phantom share unit awards will be determined based upon Company and individual performance as described above. Executive officers may defer payment of their awards. At least 50% of any deferrals that will be paid after retirement are converted to share units and earn share price appreciation and dividend equivalents. The balance earns 10-year Treasury note returns plus 300 basis points. Short-term deferrals earn 13-week Treasury bill returns.

Tax Deduction -- Any non-deferred annual compensation of more than $1 million for the Company's Chief Executive Officer and each of its four other most highly-compensated officers is not tax deductible unless paid pursuant to formula-driven, performance-based arrangements that preclude Committee discretion to adjust compensation after the beginning of the period in which the compensation is earned. The Committee attempts to preserve deductibility by encouraging deferrals of otherwise non-deductible payments.

Equity Compensation -- Stock options align the interests of the Company's officers and other executives with those of its shareholders by having a significant component of their compensation tied directly to increases in shareholder value. All officers of the Company are expected to hold a multiple of from two to five times their base salary in Company shares depending on their level in the organization. Options typically have been granted annually, have an exercise price equal to the fair market value of the shares on the date of the grant and, to encourage a long-term perspective, have an exercise period of ten years. The Company does not reprice stock options after they have been granted and does not grant stock appreciation rights. Based upon its 1999 review of compensation practices, the Committee had adopted guidelines that limit the Company's regular total stock option grants, during any five-year period, to a maximum of 10% of the Company's outstanding shares. When circumstances warrant, the Company does make occasional grants of restricted stock to selected elected officers or other executives.

Chief Executive Officer Compensation -- On August 1, 2000, S. R. Hardis retired as the Company's Chief Executive Officer, having reached normal retirement age, and was succeeded by A. M. Cutler, who was promoted from the office of President and Chief Operating Officer. The 2000 compensation of Messrs. Hardis and Cutler was earned pursuant to the arrangements described above. The Committee recommended, and the Board of Directors approved, 2000 adjustments to the base salaries of both executives. In the case of Mr. Hardis, the adjustment was made to reflect his overall performance in this key strategic leadership role, to competitively position his salary in the marketplace and to reflect his time in this position and his upcoming retirement. In the case of Mr. Cutler, two separate salary adjustments were made. The first was intended to reflect his significant leadership contributions to growth in the Company's operating performance, and to position his salary appropriately in light of market pay practices for chief operating officers. The second adjustment was intended to establish a competitive level of base salary as Mr. Cutler assumed the position of Chief Executive Officer upon the retirement of Mr. Hardis.

Mr. Cutler's 2000 short-term incentive payout and Mr. Hardis' prorated incentive payout reflected the award formula of the Company's incentive compensation plan, which was based primarily on the Company's financial performance, as measured by CFR compared to the increased targets set by the Committee for 2000. Consistent with the Plan's design, the Committee evaluated the performances of Mr. Hardis and Mr. Cutler, and their final awards reflect their individual ratings. In the case of Mr. Hardis, this evaluation took into account his success in leading the smooth transition of the office of Chief Executive and his leadership in the Company's strategic decision to divest its Semiconductor Equipment Operations. In the case of Mr. Cutler, this evaluation took into account his strategic leadership in connection with the divestiture of the Company's Semiconductor Equipment Operations, the Company's response to the rapid and severe downturn in the Truck Components markets, the significant improvement in the market position and financial performance of the Company's Industrial and Commercial Controls operations, and the Company's success in improving its executive leadership talent and its diversity profile. In the case of both Mr. Hardis and Mr. Cutler, the Committee's evaluations also took into account that the Company delivered record operating earnings per share in 2000, despite the severe downturn in the North American heavy truck market.

Mr. Cutler earned a 1997-2000 payout from the Executive Strategic Incentive Plan, and Mr. Hardis earned a prorated payout under the same plan, which was based on the Company's four-year CFR performance against stretch objectives established by the Committee for this period. The grants of stock options and long-term incentives were based on the factors described in earlier sections of this report. In the case of Mr. Cutler, the Committee approved a special stock option grant at the time of his promotion to Chief Executive Officer. When combined with his stock option grant as Chief Operating Officer, made earlier in 2000, his aggregate stock options for 2000 compared appropriately with the median of stock option grants made to Chief Executive Officers by large industrial competitors.

Respectfully submitted to the Company's shareholders by the Compensation and Organization Committee of the Board of Directors.

Gary L. Tooker, Chairman
Michael J. Critelli
Ernie Green
Ned C. Lautenbach
A. William Reynolds

COMPANY STOCK PERFORMANCE -- The following graph compares the cumulative total return for Eaton common shares with the S&P 500 and two groups of peer companies. One peer group is the same as used in 1999, except that (i) Aeroquip-Vickers was eliminated because it was acquired by Eaton, (ii) Detroit Diesel was eliminated because it was acquired by DaimlerChrysler, (iii) Meritor Automotive merged with Arvin Industries and is now represented in the peer group by ArvinMeritor, and (iv) Varian Associates split into three companies and is represented in the peer group by Varian Semiconductor. This peer group now consists of: Applied Materials, Inc., Borg Warner Automotive, Inc., Cooper Industries, Inc., Cummins Engine Company, Inc., Dana Corporation, Emerson Electric Co., Honeywell International, Inc., Hubbell Incorporated, Johnson Controls, Inc., Navistar International Corporation, PACCAR Inc., Parker-Hannifin Corporation, Rockwell International Corporation, SPX Corporation, TRW Inc., Thomas & Betts Corporation and Varian Semiconductor Equipment, Inc.

The other peer group excludes semiconductor equipment companies. Effective December 29, 2000, Eaton spun off to its shareholders its 82% ownership in its semiconductor equipment subsidiary, Axcelis Technologies, Inc., and reflected the market value of that newly independent company in Eaton's total return calculation for 2000. As such, we believe that a revised peer group excluding semiconductor equipment companies Applied Materials, Inc. and Varian Semiconductor Equipment, Inc. will be a more appropriate benchmark for peer performance in the years ahead. That new index is also displayed in the following graph.

                                               EATON                  PEERS                 S&P 500              PEERS W/O SE
                                               -----                  -----                 -------              ------------
1995                                            100                    100                    100                    100
1996                                            133                    123                    123                    127
1997                                            172                    151                    164                    151
1998                                            139                    159                    211                    153
1999                                            145                    210                    255                    167
2000                                            168                    186                    231                    167

Assumes $100 invested on December 31, 1995 in Eaton common shares, the S&P 500 index and stock of the peer companies. Total return assumes that all dividends are reinvested when received. The returns of each company in the group of peer companies are weighted based on the relative stock market capitalization of those companies.

RETIREMENT PLANS -- The following table shows the annual normal retirement benefits payable to officers and other employees of the Company under the Company's retirement plans upon retirement at age 65 at the compensation levels and years of service specified. The table assumes retirement under the standard post-retirement single life annuity option. Under the standard post-retirement surviving spouse option, the participant receives a reduced pension, and a pension equal to 50% of the reduced pension is payable to his or her surviving spouse. The benefit for an employee electing that option whose spouse is three years younger would be approximately 11% less than the amounts shown in the table.

                               PENSION PLAN TABLE

                              ANNUAL NORMAL RETIREMENT BENEFITS PURSUANT TO STANDARD
   AVERAGE FINAL        SINGLE LIFE ANNUITY OPTION FOR YEARS OF CREDITED SERVICE INDICATED
      ANNUAL          -----------------------------------------------------------------------
   COMPENSATION       15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS     40 YEARS
=============================================================================================
    $  300,000        $ 65,021    $ 86,694    $108,368    $130,041    $151,715    $  173,388
       400,000          87,521     116,694     145,868     175,041     204,215       233,388
       500,000         110,021     146,694     183,368     220,041     256,715       293,388
       600,000         132,521     176,694     220,868     265,041     309,215       353,388
       700,000         155,021     206,694     258,368     310,041     361,715       413,388
       800,000         177,521     236,694     295,868     355,041     414,215       473,388
       900,000         200,021     266,694     333,368     400,041     466,715       533,388
     1,000,000         222,521     296,694     370,868     445,041     519,215       593,388
     1,100,000         245,021     326,694     408,368     490,041     571,715       653,388
     1,200,000         267,521     356,694     445,868     535,041     624,215       713,388
     1,300,000         290,021     386,694     483,368     580,041     676,715       773,388
     1,400,000         312,521     416,694     520,868     625,041     729,215       833,388
     1,500,000         335,021     446,694     558,368     670,041     781,715       893,388
     1,600,000         357,521     476,694     595,868     715,041     834,215       953,388
     1,700,000         380,021     506,694     633,368     760,041     886,715     1,013,388
     1,800,000         402,521     536,694     670,868     805,041     939,215     1,073,388
     1,900,000         425,021     566,694     708,368     850,041     991,715     1,133,388

The information contained in the preceding table is based on the assumption that the retirement plans will be continued in their present form.

Annual normal retirement benefits are computed at the rate of 1% of average final annual compensation up to the applicable Social Security integration level ($33,060 for 2000 retirements) plus 1 1/2% of average final annual compensation in excess of the Social Security integration level, multiplied by the employee's years of credited service.

An employee's average final annual compensation is the average annual amount of his or her total compensation (which includes salary and bonus as so identified in the Summary Compensation Table on page 12) for service during the five consecutive years within the last ten years of employment for which the employee's total compensation was greatest. Years of credited service means the number of years of employment between age 21 and retirement, with a maximum of 44 years. As of January 31, 2001, the number of years of credited service for each of the individuals named in the Summary Compensation Table on page 12 was as follows: B. R. Bachman, 5; R. W. Carson, 2; A. M. Cutler, 25.4; A. T. Dillon, 21.5; S. R. Hardis, 20.9; T. W. O'Boyle, 34.3; L. M. Oman, 32.6.
                                ---------------

Certain provisions of the Internal Revenue Code, as amended, limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted under the Code, the Board of Directors has authorized the payment from Eaton's general funds of any benefits calculated under the provisions of the applicable retirement plan which may exceed those limits. The present value of these benefits will be paid in a single installment upon a proposed change in control of the Company unless otherwise determined by the Board of Directors.
                                ---------------

The Board of Directors has adopted a plan which provides supplemental annual retirement income to certain executives who do not have the opportunity to accumulate significant credited service with Eaton, provided that they retire at age 55 or older and have at least five years of service with Eaton. The amount of the annual supplement is generally equal to the amount by which a percentage (described below) of the executive's average final annual compensation exceeds his or her earned retirement income (which includes amounts receivable pursuant to the retirement plans described above as well as retirement plans maintained by the executive's previous employers). The percentage of average final annual compensation used for this purpose depends upon an executive's age and years of service at retirement. The percentage ranges from 20% (for retirements at age 55 with less than 15 years of service) to 45% (for retirements at age 65 with 15 years or more of service). Under the plan, the present value of payments will be paid in a single installment upon a proposed change in control of the Company unless otherwise determined by the Board of Directors. Six executive officers currently are accruing benefits under the plan, including R. W. Carson, who is named in the Summary Compensation Table on page 12. The estimated annual benefit payable under this plan to Mr. Carson is $210,831, based on the assumption that he retires at age 65 and that his base salary and target incentive compensation increases at 4% per annum.
                                ---------------

The Company has entered into agreements with its executive officers, including those named in the Summary Compensation Table on page 12, which provide for payments and benefits in the event of a termination of employment in the context of a change of control of the Company. The purpose of these agreements is to assure continued dedication, and to diminish the inevitable distraction caused by personal uncertainties and risks, in the event of a corporate change of control.

The agreements provide that each officer, for three years following a change of control, will have duties, salary, bonus, fringe benefits and opportunities for savings, incentive earnings and retirement compensation no less favorable than was previously the case. If the Company were to terminate an officer's employment during this three-year period for reasons other than cause or disability, or if the officer were to terminate employment because of changed circumstances, then the officer would be entitled to receive certain amounts and benefits under these agreements. These amounts and benefits would include (i) long-term incentive compensation reflective of the portion of the award periods completed prior to termination, (ii) salary and bonus multiplied by three (or any lesser number of years and portions thereof until age 65), and (iii) continuation of medical, life insurance and other welfare benefits for two years (or any lesser number of years and portions thereof until age 65), subject to reduction for comparable benefits received in any subsequent employment. The officer would be entitled to receive an additional payment, net of taxes, to compensate for the excise tax imposed on these and other payments if they are determined to be "excess parachute payments" under the Internal Revenue Code.

The agreements provide that, upon the occurrence of a proposed change of control, the Company would deposit in trust a cash amount sufficient to provide the benefits and payments to which the officers would be entitled under the agreements upon a change of control and termination of employment. The agreements also provide that the Company would reimburse the officers for any costs incurred to enforce the agreements.
                                ---------------

Certain grantor trusts established by the Company hold approximately $32 million of marketable securities and 545,497 Company shares in order to provide for a portion of the Company's deferred compensation obligations. The trust assets, which are subject to the claims of the Company's creditors, will be used to pay those obligations in proportion to trust funding. The trusts provide for full funding upon a change in control of the Company and for accelerated lump sum or installment payments upon a failure by the Company to pay amounts due under the plans or upon a termination of employment in the context of a change in control.

2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Upon the recommendation of its Audit Committee, the Board of Directors has appointed the accounting firm of Ernst & Young

LLP as independent auditors to conduct the annual audit of Eaton's books and records for 2001. The submittal of this matter to the shareholders at the annual meeting is not required by law or by Eaton's Amended Regulations. The Board of Directors is nevertheless submitting it to the shareholders to ascertain their views. If this proposal is not approved at the annual meeting by the affirmative vote of holders of a majority of the outstanding shares, the Board intends to reconsider its appointment of Ernst & Young LLP as independent auditors.

A representative of Ernst & Young LLP will be present at the annual meeting to answer any questions concerning the independent auditors' areas of responsibility.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

3. OTHER BUSINESS

Management does not know of any other matters requiring shareholder action that may come before the meeting; but, if any are properly presented, the individuals named in the enclosed form of proxy will vote on those matters according to their best judgment.

OWNERSHIP OF OUTSTANDING VOTING SHARES -- Set forth below is certain information concerning persons who are known by Eaton to have reported owning beneficially more than 5% of the Company's common shares as of the most recent practicable date.

                         TITLE OF CLASS: COMMON SHARES

    NAME AND ADDRESS OF        NUMBER      PERCENT
      BENEFICIAL OWNER        OF SHARES    OF CLASS
---------------------------------------------------
Capital Research and          3,522,900(1)  5.0%
  Management Company
333 South Hope Street
Los Angeles, CA 90071

The Vanguard Group P.O. Box   4,026,800(2)  5.75%
2600 Valley Forge, PA 19482

Wellington Management         7,832,820(3)  10.74%
  Company, LLP
75 State Street
Boston, Massachusetts 02109
---------------------------------------------------

(1) Capital Research and Management Company has filed with the Securities and Exchange Commission a Schedule 13G dated February 9, 2001, which reports the beneficial ownership of 3,522,900 common shares by it and certain affiliated entities and individuals. As reported in the Schedule 13G, Capital Research and Management Company and such affiliated entities and individuals have no voting power with respect to these shares and sole power to dispose or to direct the disposition of 3,522,900 common shares.

(2) The Vanguard Group, on behalf of the Vanguard Windsor Fund, has filed with the Securities and Exchange Commission a Schedule 13G dated February 14, 2001, which reports the beneficial ownership of 4,026,800 common shares by it and certain affiliated entities and individuals. As reported in the
    Schedule 13G, Vanguard Windsor Fund and such affiliated entities and individuals have sole voting power with respect to 4,026,800 shares and shared power to dispose or to direct the disposition of 4,026,800 common shares.

(3) Wellington Management Company, LLP has filed with the Securities and Exchange Commission a Schedule 13G dated February 14, 2001, which reports the beneficial ownership of 7,832,820 common shares by it and certain affiliated entities and individuals. As reported in the Schedule 13G, Wellington Management Company, LLP and such affiliated entities and individuals have shared voting power with respect to 1,748,000 common shares and shared power to dispose or to direct the disposition of 7,832,820 common shares.

The following table shows the beneficial ownership, reported to the Company as of January 31, 2001, of Company common shares by each director and nominee, each executive officer named in the Summary Compensation Table on page 12 and all of those individuals and all other executive officers as a group and also sets forth the number of share units held under various deferred compensation plans.

                         TITLE OF CLASS: COMMON SHARES

            NAME OF                NUMBER         PERCENT                       TOTAL NUMBER OF
          BENEFICIAL              OF SHARES          OF         DEFERRED           SHARES AND
             OWNER               OWNED(1,2)       CLASS(3)   SHARE UNITS(4)   DEFERRED SHARE UNITS
--------------------------------------------------------------------------------------------------

B. R. Bachman                         1,605          --           7,563                9,168
R. W. Carson                         46,813(5)       --           3,333               50,146
M. J. Critelli                       10,484          --              --               10,484
A. M. Cutler                        353,536(5,6)     --          73,178              426,714
A. T. Dillon                        140,720(5,6)     --          15,791              156,511
E. Green                             14,281          --           1,127               15,408
S. R. Hardis                        491,641          --         248,335              739,976
N. C. Lautenbach                     13,571          --           3,035               16,606
D. L. McCoy                           6,509          --             466                6,975
J. R. Miller                         18,281          --              --               18,281
F. C. Moseley                        27,781(6)       --           1,509               29,290
T. W. O'Boyle                       146,734(5)       --          13,669              160,403
L. M. Oman                          137,580(5)       --          16,026              153,606
V. A. Pelson                         15,781(6)       --           2,901               18,682
A. W. Reynolds                       19,781          --           1,634               21,415
G. L. Tooker                         16,781(6)       --           1,550               18,331
Directors, Nominees and
  Executive Officers as a group
  of 28                           2,028,194          --         455,340            2,483,534
--------------------------------------------------------------------------------------------------

(1) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

(2) Includes shares which the person has the right to acquire within 60 days after January 31, 2001 upon the exercise of outstanding stock options as follows: B. R. Bachman, 0; R. W. Carson 46,520; A. M. Cutler, 322,682; A. T. Dillon, 123,663; S. R. Hardis, 459,494; T. W. O'Boyle, 129,897; L. M. Oman,
    114,286, and all directors, nominees and executive officers as a group, 1,728,542 shares.

(3) Each of the individuals listed holds less than 1% of outstanding common shares.

(4) For descriptions of these units, see pages 10 and 15.

(5) Includes shares held under the Eaton Corporation Share Purchase and Investment Plan as of January 31, 2001.

(6) Includes shares held jointly or in other capacities, such as by trust.

Employee benefit plans of the Company and its subsidiaries on January 31, 2001 held 8,351,846 common shares for the benefit of participating employees, or 12% of common shares outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE -- Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file reports of holdings and transactions in the Company's equity securities with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that there was compliance with all such filing requirements with respect to 2000, except that J.S. Mitchell, Vice President -- Taxes, had one late report.

FUTURE SHAREHOLDER PROPOSALS -- Shareholders who wish to submit proposals for inclusion in the proxy statement and for consideration at the annual meeting must do so on a timely basis. In order to be included in the proxy statement for the 2002 annual meeting, proposals must relate to proper subjects and must be received by the Corporate Secretary, Eaton Corporation, Eaton Center, Cleveland, Ohio 44114-2584, before November 16, 2001.

By order of the Board of Directors

/s/ EARL R. FRANKLIN

Earl R. Franklin
Secretary

March 16, 2001

                                    APPENDIX

                           CHARTER OF AUDIT COMMITTEE

The Audit Committee shall be responsible to assist the Board of Directors in monitoring (1) the integrity of the Company's financial statements and its systems of internal accounting and financial controls and (2) the independence and performance of the Company's internal and independent auditors.

The Audit Committee shall be comprised of at least three Directors appointed by the Board, who shall meet the independence and experience requirements of the New York Stock Exchange.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall make regular reports to the Board concerning the Committee's actions, conclusions and recommendations.

The Audit Committee shall:

 1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

 2. Review the annual audited financial statements with management and the independent auditor before publication, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the financial statements, and recommend to the Board that the financial statements be included in the annual report to shareholders and annual report on Form 10-K.

 3. Review analyses prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's annual financial statements.

 4. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

 5. Review with the Company's General Counsel legal matters that may have a material impact on the Company's financial statements.

 6. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

 7. Recommend to the Board the appointment of the independent auditor, which will be accountable to the Audit Committee and the Board.

 8. Approve the fees to be paid to the independent auditor for audit services.

 9. Obtain periodic written statements from the independent auditor delineating all relationships between the auditor and the Company, discuss such statements with the auditor and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

10. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

11. Review the appointment and any replacement of the Company's Director -- Audits.

12. Meet with the Director -- Audits and independent auditor prior to the Company's annual audit to review the scope, planning and staffing of the audit.

13. Discuss with the independent auditor any matters raised by the auditor under generally accepted auditing standards relating to the conduct of the Company's annual audit and quarterly reviews, including the independent auditor's judgment about the quality of the Company's accounting principles as applied in its financial reporting. In regard to quarterly reviews, this discussion may be held either through the entire Committee or through its Chairman on the Committee's behalf.

14. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter.

15. Review with management and the independent auditor the Company's quarterly financial statements as early as possible and in any case prior to the filing of each Form 10-Q report. This review may be conducted either through the entire Committee or through its Chairman on the Committee's behalf.

16. Meet at least annually with the Company's chief financial officer, Director -- Audits and independent auditor in separate executive sessions.

17. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

While the Audit Committee shall have the responsibilities and powers set forth in this Charter, it shall not be the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. These instead shall be the responsibility of management and the independent auditor. Nor shall it be the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations or the Company's code of conduct.

         EATON CORPORATION

         EATON CENTER
         CLEVELAND, OHIO 44114-2584
         -------------------------------------------------------------------
                                              Eaton Logo

         The undersigned hereby appoints A. M. Cutler, J. R. Horst and E. R. Franklin as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all of the Eaton common shares, including reinvestment shares, if any, held by the undersigned on February 26, 2001, at the annual meeting of shareholders to be held at the Cleveland Marriott Downtown at Key Center, 127 Public Square, Cleveland, Ohio, on April 25, 2001, at 10:30 a.m. local time and at any adjournments thereof.

                Election of Directors:  (01) M. J. Critelli, (02) E. Green,
                                        (03) A. W. Reynolds

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, IT WILL BE VOTED FOR ITEMS #1 AND #2 UNLESS CONTRARY INSTRUCTIONS ARE INDICATED ON THE REVERSE SIDE.

         PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED
         ENVELOPE.
    P
    R
    O
    X
    Y
                                                                SEE REVERSE
                                                                   SIDE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

          [X]     PLEASE MARK YOUR                                   |
                  VOTES AS IN THIS                                   |  954
                  EXAMPLE.                                           |________



               THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED
               IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION
               IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE BOARD OF DIRECTORS' NOMINEES AND "FOR" ITEM #2.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS #1 AND #2.

-------------------------------------------------------------------------------------------------------------------------------

                       FOR    WITHHELD                        FOR  AGAINST  ABSTAIN

    1. Election of     [ ]       [ ]       2. Ratification    [ ]    [ ]      [ ]         3. In their discretion, the
       Directors                              of appointment                                 proxies are authorized to
       (see reverse)                          of Independent                                 vote upon such other
                                              Auditors                                       business as may properly
                                                                                             come before the meeting.

For, except vote withheld from
the following nominee(s):

----------------------------
                                                                                    Please sign exactly as name appears hereon.
                                                                                    Joint owners should each sign. When signing
                                                                                    as attorney, executor, administrator,
                                                                                    trustee or guardian, please give full title
                                                                                    as such.


                                                                                     ------------------------------------------


                                                                                     ------------------------------------------
                                                                                     SIGNATURE(S)                       DATE

-------------------------------------------------------------------------------------------------------------------------------

                X           FOLD AND DETACH HERE           X


YOU ARE URGED TO TAKE ADVANTAGE OF NEW AND CONVENIENT WAYS TO VOTE YOUR SHARES ON MATTERS TO BE COVERED AT THE 2001 ANNUAL MEETING OF SHAREHOLDERS. PLEASE USE ANY OF THE FOLLOWING THREE VOTING METHODS TO CAST YOUR BALLOT.

             FAST AND CONVENIENT -- 24 HOURS A DAY -- 7 DAYS A WEEK

TO VOTE BY INTERNET:
- Have your proxy card in hand when you access the web site.
- Log on to the Internet and go to the web site http://www.eproxyvote.com/etn.
- You will be prompted to enter your control number printed in the box above.
- Follow the simple instructions provided.

TO VOTE BY TELEPHONE:
- Have your proxy card in hand when you call.
- On a touch-tone telephone, CALL TOLL FREE 1-877-779-8683, OR 1-877-PRXVOTE.
- You will be prompted to enter your control number printed in the box above.
- Follow the simple recorded instructions.

TO VOTE BY MAIL:
- Mark, sign and date your proxy card.
- Return your proxy card in the postage-paid envelope provided.

IF YOU CHOOSE TO VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.

                              THANK YOU FOR VOTING

         CONFIDENTIAL VOTING INSTRUCTIONS

         To Key Trust Company of Ohio, N.A., Trustee for the Plans listed below (the "Trustee"):

         The undersigned, as a participant in the (a) Eaton Corporation Share Purchase and Investment Plan, or (b) Eaton Corporation 401(k) Savings Plan, or (c) the Cutler-Hammer de Puerto Rico, Inc. Retirement Savings Plan ((a), (b) and (c) being collectively called the "Plans") hereby directs the Trustee to vote in person or by proxy all common shares of Eaton Corporation credited to the undersigned's account under the Plans on the record date at the annual meeting of shareholders of Eaton Corporation to be held at the Cleveland Marriott Downtown at Key Center, 127 Public Square, Cleveland, Ohio, on April 25, 2001, at 10:30 a.m. local time and at any adjournments thereof. The Trustee is hereby instructed to vote FOR items #1 and #2 unless the undersigned indicates proper voting instructions to the contrary. Under each of the Plans, if the Trustee does not receive proper voting instructions telling the Trustee how to vote the Eaton shares in the account of the undersigned, the Trustee will vote those shares in the same proportion, on each issue, as it votes other Eaton shares according to instructions from other Plan participants.


                Election of Directors:  (01) M. J. Critelli, (02) E. Green,
                                        (03) A. W. Reynolds

                                                                SEE REVERSE
                                                                   SIDE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

          [X]     PLEASE MARK YOUR                              |
                  VOTES AS IN THIS                              |  2826
                  EXAMPLE.                                      |_________



               THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED
               IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION
               IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE BOARD OF DIRECTORS' NOMINEES AND "FOR" ITEM #2.




          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS #1 AND #2.

------------------------------------------------------------------------------------------------------------------------------

                      FOR    WITHHELD                          FOR  AGAINST  ABSTAIN


    1. Election of    [ ]      [ ]         2. Ratification     [ ]    [ ]      [ ]         3. In their discretion, the
       Directors                              of appointment                                  proxies are authorized to
       (see reverse)                          of Independent                                  vote upon such other
                                              Auditors                                        business as may properly
                                                                                              come before the meeting.

For, except vote withheld from
the following nominee(s):

----------------------------
                                                                                   Please sign exactly as name appears hereon.
                                                                                   Joint owners should each sign. When signing
                                                                                   as attorney, executor, administrator,
                                                                                   trustee or guardian, please give full title
                                                                                   as such.


                                                                                   ------------------------------------------


                                                                                   ------------------------------------------
                                                                                   SIGNATURE(S)                       DATE

------------------------------------------------------------------------------------------------------------------------------

                X           FOLD AND DETACH HERE           X


YOU ARE URGED TO TAKE ADVANTAGE OF NEW AND CONVENIENT WAYS TO VOTE YOUR SHARES ON MATTERS TO BE COVERED AT THE 2001 ANNUAL MEETING OF SHAREHOLDERS. PLEASE USE ANY OF THE FOLLOWING THREE VOTING METHODS TO CAST YOUR BALLOT.

             FAST AND CONVENIENT -- 24 HOURS A DAY -- 7 DAYS A WEEK

TO VOTE BY INTERNET:
- Have your proxy card in hand when you access the web site.
- Log on to the Internet and go to the web site http://www.eproxyvote.com\ETN.
- You will be prompted to enter your control number printed in the box above.
- Follow the simple instructions provided.

TO VOTE BY TELEPHONE:
- Have your proxy card in hand when you call.
- On a touch-tone telephone, CALL TOLL FREE 1-877-779-8683, OR 1-877-PRXVOTE.
- You will be prompted to enter your control number printed in the box above.
- Follow the simple recorded instructions.

TO VOTE BY MAIL:
- Mark, sign and date your proxy card.
- Return your proxy card in the postage-paid envelope provided.

IF YOU CHOOSE TO VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.

                              THANK YOU FOR VOTING

                      AEROQUIP-VICKERS RETIREMENT SAVINGS
                            AND PROFIT SHARING PLAN

Dear Participant:

As a participant in the Aeroquip-Vickers Retirement Savings and Profit Sharing Plan, you have the right to direct Vanguard Fiduciary Trust Company ("Vanguard"), as trustee of the Plan, on how to vote the Eaton Corporation common shares credited to your account under the Plan.

The enclosed proxy card will also serve as a trustee instruction card that you may use to give voting instructions to Vanguard. Your directions to Vanguard will be kept confidential.

If First Chicago Trust Company of New York, which is acting as the tabulating agent, receives your proxy card by April 23, 2001, Vanguard will vote the shares in your account as instructed.

If First Chicago does not receive your proxy card by that date, Vanguard will vote the shares in your account in the same proportion on each issue as it votes those shares for which it has received voting directions from the other participants.